Exhibit 10.34
COMMERCIAL REAL ESTATE SERVICES
M E M O
Corporate Human Resources
2100 Ross Ave
Suite 1600
Dallas, TX 75201
www.cbre.com

Date:         February 23, 2022
To:         Chandra Dhandapani
From:         Bob Sulentic
Subject:    Internal Letter – Chief Transformation Officer and Global Chief Operating Officer, GWS
This memo serves to confirm certain terms of your employment and supersedes any prior discussions relating to the terms contained herein. This memo along with the Restrictive Covenants Agreement (defined below) comprise the complete terms of your employment with CBRE.

Position:
Chief Transformation Officer and Global Chief Operating Officer, GWS
Effective Date
February 18, 2022
Location:
Dallas, Texas
Reports To:
Bob Sulentic, Chief Executive Officer, CBRE Group, Inc.
Base Salary:
As approved by the company’s Compensation Committee on February 18, 2022, effective April 1, 2022, you will have an annual salary of $750,000, paid bi-weekly.
Annual Bonus Eligibility:
You will be eligible for a discretionary annual bonus award under the terms of the Company’s Executive Bonus Plan (“EBP”), a copy of which has been provided to you. As approved by the Compensation Committee on February 18, 2022, for the 2022 performance year, you will have a target annual bonus of $1,100,000. Actual awards under the EBP may range from 0% to 200% of target, depending on Company and individual performance, and in all cases are paid at the sole discretion of the Company. As stated in the EBP, an express condition of earning or vesting in this bonus is your continued employment through the date bonuses are paid. Should your employment terminate prior to the date on which bonuses are paid, no bonus will have been earned or vested and none will be payable, except as may be provided in the EBP. The bonus payment date is normally on or before March 15 of the succeeding year, but the Company reserves the right to change this date as it deems appropriate.

Chandra Dhandapani

Equity:
You will continue to be eligible for CBRE’s broad-based equity incentive program in the same manner and under the same conditions set by CBRE for other similarly situated executives. All grants are subject to the approval of the Compensation Committee of CBRE’s Board of Directors each year prior to making the grant. The specific form of the grant (restricted stock, options, etc.), the number of units and vesting period/conditions are determined at the sole discretion of CBRE at the time of the grant and are subject to the terms of the Company’s Equity Incentive Plan. As approved by the Company’s Compensation Committee on February 18, 2022, for 2022, you will be granted an equity award with an approximate grant date value of $2,650,000.

HCE Benefits
As outlined by Company policy, salaried exempt employees earning a base salary of $100,000.00 or more are considered to be participants of our “Highly Compensated Employee” (HCE) program. As a participant, you are eligible to take unlimited Paid Time Off (PTO) subject to prior authorization of your manager and so long as you are performing satisfactorily and meeting your performance priorities. In addition to the HCE PTO benefit, employees within the HCE Program are entitled to severance and enhanced Leave of Absence benefits.
Severance:
As approved by the Compensation Committee on August 4, 2019, and communicated to you in the letter from CBRE’s Chief People Officer dated August 23, 2019 you will remain a Tier II Participant in the CBRE Group, Inc., Change-in-Control and Severance Plan for Senior Management and eligible for the severance benefits as described thereunder, and accordingly, you will not be eligible for severance under CBRE’s Severance Policy for HCEs or any other severance plan or program.

Confidentiality
The protection of confidential information and trade secrets is essential for CBRE, its companies and employees’ future security. To protect such information, you may not disclose any Trade Secrets or Confidential Information (defined further in CBRE’s policies). You are subject to the Company’s Confidentiality Policy even after employment with the Company terminates. Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Restrictive Covenants
You will continue to be subject to the restrictions set forth in the Amended and Restated Restrictive Covenants Agreement entered into between you and CBRE as of May 17, 2019.

In order to further preserve the confidentiality of any Trade Secrets or Confidential Information, and to protect CBRE’s proprietary interest in its trade secrets, you agree that for a period of one year following the termination of employment with CBRE, (i) you will not solicit, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE’s clients or prospective or potential clients whom you dealt or became acquainted while you were employed with CBRE, and (ii) you will not solicit for employment, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE's salespeople or employees whom you became acquainted with while you were employed by CBRE.

Chandra Dhandapani

Work Product
CBRE will exclusively own all work product that is made by you solely or jointly with others within the scope of your employment with CBRE, and you hereby irrevocably and unconditionally assign to CBRE all right, title, and interest worldwide in and to such work product. You understand and agree that you have no right to publish on, submit for publishing, or use for any publication any work product protected by this paragraph, except as necessary to perform services for CBRE.

Mutual Arbitration:
In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between you and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), we jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court.

The Claims subject to arbitration include all claims arising from or related to your employment or the termination of your employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability, such as for example, under the Massachusetts Fair Employment Practices Act and similar state and federal anti-discrimination statutes); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance. Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits (except in Puerto Rico, this exclusion does not include claims for violation of employment reserve or claims for non-reinstatement, which are covered by this Agreement); petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law. Moreover, any party may seek provisional relief from a court upon the ground that the award to which the party may be entitled may be rendered ineffectual without provisional relief.

All Claims subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.

The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the CBRE office in which you were last employed, unless the parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations. Each party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration.

Chandra Dhandapani

The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law.

The Company shall pay for all fees and costs of the Arbitrator, including any fees and costs that would not be incurred in a court proceeding. Each party shall pay for its own costs and attorneys’ fees, if any, except as otherwise required by law.

The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes (such as, for example, N.H. Rev. Stat. Ann. § 542, et seq.) shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect.

At Will Employer:
CBRE is an "at will" employer which means that either you or CBRE may terminate your employment at any time with or without notice or cause.
Sincerely,

/s/ Alison Caplan

Alison Caplan
Chief People Officer

AGREED AND ACCEPTED:
By signing this agreement, I hereby accept each and all of its terms. I certify that I have read and considered this entire agreement and have asked questions about anything herein that I do not understand.

Signature:  _/s/ Chandra Dhandapani________________     Date:  ______2/23/2022_______________
                  Chandra Dhandapani